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                      HOLIDAY OFFICE PARK NORTH AND SOUTH
                               LANSING, MICHIGAN

                          REAL ESTATE SALE AGREEMENT
                          --------------------------

     THIS REAL ESTATE SALE AGREEMENT (this "Agreement") is made as of the ____ day of August, 1998, by and between FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller"), and LANSING MARC L.L.C., a Michigan limited liability company ("Purchaser").

                                   RECITALS
                                   --------

A. Seller is the owner of record title to that certain parcel of real estate (the "Real Property") located in Lansing, Michigan, which Real Property is more particularly described in EXHIBIT A attached hereto and made a part hereof, and upon which is situated an office park commonly known as Holiday Office Park North and South (collectively, the "Office Buildings").

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as such term is defined in Section 1 below), each in accordance with and subject to the terms and conditions set forth in this Agreement.

     THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.   PURCHASE AND SALE
     -----------------

     Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Real Property, together with: (a) the Office Buildings and all other improvements located thereon and any and all of Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto;
(b) Seller's right, title and interest in and to the leases affecting the Property or any part thereof that are listed on EXHIBIT N (individually, a "Lease", and collectively, the "Leases"); (c) the interest of Seller in all security deposits paid by tenants under the Leases that are listed on EXHIBIT N attached hereto and which are not applied by Seller in accordance with the terms of the Leases and/or applicable law between the date of this Agreement and Closing (the "Security Deposits"); (d) all of Seller's right, title and interest in and to the furniture, furnishings, fixtures, equipment (excluding computer equipment), maintenance vehicles, tools and other tangible personalty located on the Property and used in connection therewith that are listed on EXHIBIT K attached hereto (the "Tangible Personal Property"); (e) all right, title and interest of Seller under any and all of the maintenance, service, leasing, brokerage, advertising and other like contracts and agreements with respect to the ownership and operation of the Property that are listed on EXHIBIT C attached hereto (the "Service Contracts"); (f) if and to the extent transferable, all of Seller's interest, if any, in and to all warranties and guaranties relating to the Property, if any; (g) if and to the extent transferable, all of Seller's interest, if any, in and to all plans, specifications and floor plans for the Office Buildings located at the Office Buildings, if any; and (h) if and to the extent transferable, all of Seller's right, title and interest in and to any existing intangible property pertaining to the Property (the "Intangible Personal Property"), including the name "Holiday Office Park", but specifically


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excluding any intangible property pertaining in any way to the rights associated with the name "Equity Office" or the name of any entity containing the words "Equity Office" as a part thereof; all to the extent applicable to the period from and after the Closing (as such term is defined in Section 4(A) below). The Real Property, together with items (a) through (h) above, shall be collectively referred to in this Agreement as the "Property". The term "Property" expressly excludes: (i) all property owned by tenants or other users or occupants of the Property (except to the extent that any Security Deposits are deemed to be "owned" by a tenant under applicable law); (ii) all rights with respect to any refund of taxes applicable to any period prior to the Closing Date (as defined in Section 4(A) below); and (iii) all computers and computer-related equipment located at the management office of the Property.

2.   PURCHASE PRICE
     --------------

     The purchase price to be paid by Purchaser to Seller for the Property is Thirteen Million Five Hundred Thousand Dollars ($13,500,000) (the "Purchase Price"). The Purchase Price shall be paid as follows:

     A.   Earnest Money.

          (i) Prior to the date of this Agreement, Purchaser and Equity Office Properties Management Corp., a Delaware corporation ("EOPMC"), on behalf of Seller, entered into that certain letter of intent (the "Letter of Intent") dated as of June 15, 1998 and accepted by Purchaser on June 18, 1998. Purchaser, pursuant to the Letter of Intent, has deposited initial earnest money in the amount of Fifty Thousand Dollars ($50,000) (the "Initial Earnest Money") with the Chicago, Illinois office of Chicago Title Insurance Company (the "Escrowee"). Upon execution of this Agreement, Purchaser shall deposit additional earnest money in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the "Additional Earnest Money"; the Initial Earnest Money and the Additional Earnest Money, together with any interest accrued thereon, net of investment costs, if any, are collectively referred to herein as the "Earnest Money") with the Escrowee. To direct the Escrowee as to the retention, investment and disbursement of the Earnest Money, Purchaser, Seller and Escrowee entered into that certain joint order escrow agreement (the "Joint Order Escrow Agreement"), a copy of which is attached hereto as EXHIBIT D. The Earnest Money shall be invested as Seller and Purchaser so direct pursuant to the terms and provisions of the Joint Order Escrow Agreement. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number.

          (ii) If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as part payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser and Seller is not otherwise in material default hereunder, the Earnest Money shall be delivered by Escrowee to Seller, as liquidated and agreed upon damages as more particularly provided in Section 7(B) below. If the transaction fails to close due to a default on the part of Seller and Purchaser is not otherwise in material default hereunder, Purchaser shall have the remedies provided for in Section 7(A) below and, in the event that Purchaser elects or is deemed to have elected option (x) in Section 7(A) below, the Earnest Money shall be delivered by Escrowee to Purchaser.

     B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller receives at Closing from the Escrowee, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4(C) below.

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3.   EVIDENCE OF TITLE
     -----------------

     A. Title Commitment. Seller shall, within ten (10) days after the date of this Agreement, obtain and cause to be delivered to Purchaser a commitment for an ALTA Owner's Title Insurance Policy (the "Title Commitment"), in the amount of the Purchase Price, issued by the Chicago, Illinois office of Chicago Title Insurance Company (the "Title Insurer"), together with copies of all underlying documents set forth therein (the "Title Documents"). Purchaser may request, at its sole expense, endorsements to the Title Commitment; provided, however, that the inclusion of such endorsements in the Title Commitment shall not be a condition to Purchaser's obligations under this Agreement. Seller shall, at no liability to Seller, reasonably cooperate with Purchaser and Title Insurer to obtain those endorsements requested by Purchaser, the cost of which endorsements shall be borne solely by Purchaser. At Closing, the conveyance of the Property to Purchaser shall be subject only to those exceptions to title which are more fully described on attached EXHIBIT B (the "Existing Permitted Exceptions") and those exceptions to title which become Permitted Exceptions pursuant to Section 3(C) below (collectively, the "Permitted Exceptions").

     B. Survey. Seller shall, within 15 days of the date of this Agreement, obtain and cause to be delivered to Purchaser, an updated survey of the Real Property (the "Survey") prepared by Bock and Clark in accordance with the survey requirements attached hereto as Exhibit T (the "Survey Requirements"). The Survey shall be certified to Purchaser (or Purchaser's assignee hereunder), Seller and the Title Insurer. Such certification shall state that the Survey was made in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Survey," jointly established and adopted by ALTA/ACSM in 1992 and pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of such certification) of an "Urban Survey." Purchaser may request, at its sole expense, additional requirements for the Survey; provided, however, that the inclusion of such requirements on the Survey shall not be a condition to Purchaser's obligations under this Agreement. Seller shall, at no liability to Seller, reasonably cooperate with Purchaser and the surveyor to obtain the survey requirements set forth in the survey certification attached hereto as Exhibit U, the cost of which requirements (to the extent they differ from the Survey Requirements) shall be borne solely by Purchaser.

     C. Review of Title Commitment and Survey. If the Title Commitment or Survey disclose exceptions to title other than the Existing Permitted Exceptions (such exceptions to title being referred to as the "Disclosed Exceptions") then Purchaser shall have until 5:00 p.m. (Chicago, Illinois time) on the tenth (10th) day after the date of Purchaser's receipt of the last of the Title Commitment and Survey, within which to notify Seller of any such Disclosed Exceptions to which Purchaser objects. If any additional exceptions to title other than the Existing Permitted Exceptions and the Disclosed Exceptions (such exceptions to title being referred to herein as the "New Disclosed Exceptions") arise between the date of the Title Commitment, the Survey and the Closing, Purchaser shall have five (5) days after its receipt of notice of same within which to notify Seller of any such New Disclosed Exceptions to which Purchaser objects. Any such Disclosed Exceptions or New Disclosed Exceptions not objected to by Purchaser as aforesaid shall become "Permitted Exceptions" hereunder. If Purchaser objects to any such Disclosed Exceptions or New Disclosed Exceptions, Seller shall have until Closing (but in any event at least twenty [20] days after it receives notice of Purchaser's objection(s)) to remove such Disclosed Exceptions or New Disclosed Exceptions, which removal may be accomplished by waiver or endorsement by the Title Insurer. If Seller fails to remove any such Disclosed Exceptions or New Disclosed Exceptions as aforesaid, Purchaser may, as its sole and exclusive remedy, terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does

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     not elect to terminate this Agreement, Purchaser shall consummate the
     Closing and accept title to the Property subject to all such Disclosed Exceptions and New Disclosed Exceptions (in which event, all such Disclosed Exceptions and New Disclosed Exceptions, together with the Existing Permitted Exceptions, shall be deemed "Permitted Exceptions" hereunder).

4.   CLOSING
     -------

     A. Closing Date. The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur forty-five (45) days after the later date on which this Agreement is executed by the parties hereto, at the office of the Escrowee (in person and/or by telecopy and/or overnight courier) or at such other time and place as Seller and Purchaser shall agree in writing. The "Closing Date" shall be the date of Closing. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

     B.   Closing Documents and Deliveries.

          (i) Seller. At Closing, Seller shall deliver to Purchaser the following:

               (a) a limited warranty deed (the "Deed"), subject only to the Permitted Exceptions;

               (b) a limited warranty bill of sale (the "Bill of Sale") in the form attached hereto as EXHIBIT J;

               (c) a letter advising tenants under the Leases of the change in ownership of the Property in the form of EXHIBIT L attached hereto;

               (d) a letter advising vendors under the Service Contracts of the change in ownership of the Property in the form of EXHIBIT M attached hereto;

               (e) four (4) counterparts of an assignment and assumption of the Leases and Security Deposits in the form of EXHIBIT E attached hereto (the "Lease Assignment"), executed by Seller;

               (f) four (4) counterparts of an assignment and assumption of the Service Contracts in the form of EXHIBIT F attached hereto (the "Service Contract Assignment"), executed by Seller;

               (g) an affidavit stating, under penalty of perjury, Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

               (h) four (4) counterparts of a closing statement (the "Closing Statement") to be executed by Seller and Purchaser, containing the Closing Delinquency Schedule (as defined in Section 4(C)(i)(b) below) and setting forth the prorations and adjustments to the Purchase Price as required by Section 4(C) below, executed by Seller;

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               (i)  all executed Estoppel Certificates (as defined in Section
          8(B)(i) below) received by Seller as of the Closing Date to the extent not previously delivered to Purchaser or its counsel;

               (j) four (4) counterparts of a letter with respect to Seller's delivery of information required under 29 C.F.R.
          (S)1910.1001(j)(2)(ii) and 29 C.F.R. (S)1926.1101(n)(6) (the "OSHA
          Letter") in the form of EXHIBIT O attached hereto, executed by Seller;

               (k) four (4) counterparts of a Quit Claim Assignment of Permits and General Intangibles (the "Permit Assignment") in the form of EXHIBIT R attached hereto;

               (l) any transfer tax declaration, real property conveyance statement or similar document (the "Transfer Tax Declarations") that Seller is required by law to execute in order to record the Deed with the Ingham County, Michigan recorder, executed by Seller; and

               (m) copies of those Leases and all material amendments thereto for which Estoppel Certificates were not received by Seller or Purchaser prior to the Closing Date, certified by Seller to be, to the Actual Knowledge of Seller, true and correct (Purchaser hereby acknowledging that, as more particularly provided in Section 9(C) below, Seller's liability under such certifications shall terminate on a date no later than the two hundred seventieth (270th) day after the Closing Date);

          (ii) Purchaser. Purchaser shall deliver or cause to be delivered to Seller at Closing:

               (a)  the funds required pursuant to Section 2(B) above;

               (b) four (4) counterparts of the Lease Assignment, executed by Purchaser;

               (c) four (4) counterparts of the Service Contract Assignment, executed by Purchaser;

               (d) four (4) counterparts of the Closing Statement, executed by Purchaser;

               (e) copies of any executed Estoppel Certificates received by Purchaser as of the Closing Date, if any;

               (f) four (4) counterparts of the OSHA Letter, executed by Purchaser;

               (g) four (4) counterparts of the Permit Assignment, executed by Purchaser; and

               (h)  the Transfer Tax Declarations, executed by Purchaser.

     C.   Closing Prorations and Adjustments.
          ----------------------------------

          (i) The following items are to be prorated or adjusted (as appropriate) as of the Closing Date, it being understood that for purposes of prorations and adjustments, Purchaser shall be deemed the owner of the Property as of the Closing Date and Seller shall be deemed the

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     owner of the Property as of the day prior to the Closing Date; provided, however, that in the event that Seller and Seller's mortgage lender, if any, receive the net funds from the Escrowee after 2 PM (New York, New York time) on the Closing Date due to delay in delivery of funds or closing documents by or on behalf of Purchaser, then, for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property as of the Closing Date and Purchaser shall be deemed the owner of the Property as of the day after the Closing Date:

               (a) real estate and personal property taxes and assessments (initially on the basis of the most recent ascertainable tax bill if the current bill or evidence sufficient to calculate the amount of the taxes for the period through Closing is not then available);

               (b) the "minimum" or "base" rent payable by tenants under the Leases ("Base Rent"); provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected, but only after such rents are first applied towards any unpaid rents first becoming due and payable subsequent to the Closing Date. If any tenant pays rent in arrears under the terms of its Lease, Seller shall receive a credit at Closing for its share of such tenant's uncollected rent attributable to the month in which the Closing occurs (the "Seller's Rent Credit"); provided, however, that in the event that Purchaser does not receive the rent from such tenant for the month in which Closing occurs by the end of the first week of the following month, Seller shall promptly remit Seller's Rent Credit to Purchaser. At Closing, the Closing Statement shall contain a schedule (the "Closing Delinquency Schedule") of all such past due but uncollected rent and other sums owed by tenants (the "Past Due Rents"). Purchaser shall include the amount of the Past Due Rents in the first bills thereafter submitted to the tenants in question after the Closing and shall continue to do so for six (6) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. Purchaser shall promptly remit to Seller any such Past Due Rents paid by tenants set forth on the Closing Delinquency Schedule, but only if a deficiency in the then current rent is not thereby created. To the extent not set forth on the Closing Delinquency Schedule, percentage or overage rent shall be prorated as follows: with respect to percentage rents, and upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from tenants relative thereto, including, without limitation, all sales reports with respect to any tenants whose lease years have expired as of the Closing but whose sales reports were not available on Closing and sales reports of any tenants whose lease year expires after Closing, and the amount of any rents (including, without limitation, percentage or overage rents and Tenant Reimbursements) to be paid by any tenant shall be made in accordance with such tenant's Lease as now existing (Purchaser hereby covenanting and agreeing not to modify the Leases after Closing to change the date and/or method for payment of such amounts with respect to the period prior to Closing until after the occurrence of the reprorations described in
          Section 4(C)(ii) below) and Purchaser shall, after Closing, promptly pay to Seller a prorata portion of such rents, based upon apportionment being made as of the Closing Date, promptly after the date when such rents are received from the tenant;

               (c) with respect to tenant improvement costs and/or allowances or leasing commissions relating to any new leases, or any modification, amendment, restatement or renewal of existing Leases (each, a "New Lease", and collectively, the "New Leases") executed between the date of this Agreement and Closing with the consent of Purchaser granted (or deemed to be granted) in accordance with Section 10(L)(1) below, Seller and

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          Purchaser agree that such costs, allowances and leasing commissions shall be prorated over the initial term of any such New Lease with Seller being responsible for a portion of such costs, allowances and leasing commissions based on the ratio of Base Rent payments received by Seller through the Closing Date to the total Base Rent payable over the initial term of the particular New Lease and, in the event that Seller has paid such costs, allowances and/or leasing commissions prior to Closing, Purchaser shall reimburse Seller at Closing for the amount of any such costs, allowances and/or leasing commissions paid by Seller, based on the above-described proration and, in the event Seller has not paid such costs, allowances and/or leasing commissions prior to Closing, Purchaser shall be responsible for payment of all such costs, allowances and leasing commissions after Closing;

               (d)  intentionally omitted;

               (e) the amount of the Security Deposits, if any, with Purchaser receiving a credit at Closing against the Purchase Price in the amount of such Security Deposits;

               (f) water, sewer, electric, telephone and all other utility and fuel charges, fees and use charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

               (g) amounts paid or payable under the Service Contracts. Notwithstanding anything in this Agreement to the contrary, (i) Purchaser will receive a credit at Closing for any unpaid amounts under the construction contract with K&D General Contractors, Inc. ("K&D Contract") set forth on Exhibit C, and (ii) Seller shall receive a credit at Closing for any payments that Seller has, prior to Closing, made under the construction contract with Milestone Construction Company ("Milestone Contract") set forth on Exhibit C. Seller further agrees to indemnify, defend and hold Purchaser harmless from and against any costs and expenses incurred by Purchaser under the K&D Contract but not credited to Purchaser at Closing, including, without limitation, reasonable attorneys' fees incurred by Purchaser in enforcing the foregoing indemnity, but not including any costs or expenses related to any amendments, change orders or modifications made to the K&D Contract after Closing;

               (h)  assignable license and permit fees, if any; and

               (i)  other similar items and expenses of operation.

          (ii) Notwithstanding the foregoing and subject to Sections 4(C)(iii) and 4(C)(iv) below, Seller shall in all events be entitled to retain amounts paid by tenants for reimbursement of real estate taxes and assessments, common area maintenance, mall maintenance, utility charges, water and sewer charges, insurance and merchant's association dues and assessments and all other charges to or contributions by tenants under the Leases other than Base Rent (such assessments, costs, expenses, dues and charges being referred to herein as the "Tenant Reimbursable Expenses", and the amounts payable by tenants under the Leases with respect to the Tenant Reimbursable Expenses being referred to herein as the "Tenant Reimbursements") as of the Closing; provided that any Tenant Reimbursements paid to Seller which pertain to the month of Closing and any months thereafter shall be prorated as provided in accordance with Section 4(C)(i) above.

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          (iii)  As soon as practical after Closing, but in no event later than
     May 31, 1999, Seller and Purchaser shall, with respect to any amounts prorated or adjusted at Closing pursuant to Section 4(C)(i) above based on estimates or formulae, as applicable, jointly determine and reapportion such amounts in accordance with Section 4(C)(i) above upon determination of the actual costs or expenses with respect thereto. In the event that the amount credited to Purchaser by Seller at Closing exceeds the amount of the credit that Purchaser should have received had such actual amounts been available at Closing, Purchaser shall promptly remit such excess amount to Seller. In the event that the amount credited to Seller by Purchaser at Closing exceeds the amount of the credit that Seller should have received at Closing had such actual amounts been available at Closing, Seller shall promptly remit such excess amount to Purchaser. In the event that, after such reapportionment: (1) the amount of Tenant Reimbursements retained by Seller as provided in Section 4(C)(ii) above is less than the amount of Tenant Reimburseable Expenses paid by Seller (whether by direct payment by Seller or by proration as provided in Section 4(C)(i) above) with respect to 1998 and the landlord under the Leases is entitled to recover all or a portion of such expenditures under the terms of Leases, then Purchaser shall bill such tenants for such amounts and continue to bill such tenants for such amounts until such amounts are collected each month for up to two
     (2) months thereafter, provide Seller with copies of such bills upon issuance, and collect such amounts on behalf of Seller and, upon receipt, remit such collected amounts to Seller; and (2) the amount of Tenant Reimbursements collected by Seller for 1998 and retained by Seller as provided in Section 4(C)(ii) above exceeds the amount of Tenant Reimburseable Expenses paid by Seller (whether by direct payment by Seller or by proration as provided in Section 4(C)(i) above) with respect to 1998 then, to the extent required under the terms of the Leases, Seller shall promptly remit such excess amounts to the Purchaser; provided that, to the extent any such excess amounts are otherwise payable to tenants owing Past Due Rents, Seller may offset the amounts due to such tenants against Past Due Rents owing to Seller and remit any remaining amounts to Purchaser. Purchaser shall be thereafter obligated to promptly remit the applicable portion to the particular tenants entitled thereto (or apply such amounts to arrearages in rental obligations to the extent permitted under the terms of the applicable Leases), and Purchaser shall indemnify, defend, and hold Seller, its partners, and their respective directors, officers, employees, and agents, and each of them, harmless from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys' fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser's failure to remit any such amounts to tenants in accordance with the provisions hereof.

          (iv) Seller shall be responsible for the reconciliation with tenants of Tenant Reimbursements and Tenant Reimbursable Expenses for the calendar year 1997, and (a) in the event the amount of Tenant Reimbursements retained by Seller as provided in Section 4(C)(ii) above is less than the amount of Tenant Reimbursable Expenses paid by Seller (whether by direct payment by Seller or by proration as provided in Section 4(C)(i) above) with respect to 1997 and the landlord under the Leases is entitled to recover such difference under the terms of the Leases, then Seller shall be entitled to bill such tenants and retain any such amounts due from tenants, and (b) in the event that the amount of Tenant Reimbursements collected by Seller for 1997 and retained by Seller as provided in Section 4(C)(ii) above exceeds the amount of Tenant Reimbursable Expenses paid by Seller (whether by direct payment by Seller or by proration as provided in Section 4(C)(i) above) with respect to 1997 then, to the extent required under the terms of the Leases, Seller shall promptly remit such excess amounts to the applicable tenants; provided that, to the extent any such excess amounts are otherwise payable to tenants owing Past Due Rents, Seller may offset the amounts due to such tenants against Past Due Rents owing to Seller and remitting any remaining amounts to such tenants.

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

          (v) If Seller has not received all Past Due Rents or other amounts owed to it by tenants within sixty (60) days after the Closing Date or within sixty (60) days after such other amounts may be due, Seller at its sole cost and expense, shall be entitled at any time within the twelve (12) month period after the applicable sixty (60) day period, to commence such actions or proceedings not affecting possession or enforcing landlord's liens or resulting in termination of the Lease in question as Seller shall desire to collect any such Past Due Rents or other amounts, and Purchaser shall cooperate with Seller in any such action.

          (vi) For purposes of this Section 4(C), the amount of any expense credited by one party to the other shall be deemed an expense paid by that party. The terms and provisions of this Section 4(C) shall survive the Closing and delivery of the Deed.

          (vii) Seller will pay, or cause to be paid, any and all amounts due and owing to employees of Seller or its management agent employed at the Property as of Closing. To the extent (a) any such employees are employed by Seller pursuant to the terms of a union agreement, and (b) any such union employees are hired by Purchaser at Closing, then Seller shall credit Purchaser with an amount equal to all vacation pay and other employee benefits accrued through the Closing, unless Seller is required to pay such amounts to the applicable employees or such other parties pursuant to the terms of the union agreement.

          (viii) Tax Appeals Prior Tax Years. Prior to the date hereof, Seller filed an appeal of the assessed value of the tax parcel on which the 6546 Mercantile Way building is located (the "6546 Parcel") with respect to tax bills issued in the 1996, 1997 and 1998 calendar years and requesting a corresponding reduction in real estate taxes payable with respect to the tax and/or calendar years covered by such tax bills. Purchaser and Seller hereby agree that: (1) Seller may, after Closing, if it so elects, continue to pursue and control the real estate tax appeal and reduction process with respect to the tax bills referenced herein and shall have the right to engage counsel, consultants, expert witnesses and appraisers as Seller shall reasonably determine to be necessary with respect to such process at no cost to Purchaser; (2) Seller shall be responsible for the cost of any counsel, consultant, expert witness or appraiser employed by Seller to obtain any reduction of real estate taxes for such tax and/or calendar years; and (3) Purchaser shall have the right to reasonably approve that portion of any settlement of the tax appeal pertaining to taxes accruing from and after the Closing Date. In the event that any refunds of taxes applicable to any period prior to the Closing Date have not been received by Seller as of the Closing, Seller shall retain all rights with respect to any refund of such taxes, subject to the rights of tenants under Leases.

     D. Transaction Costs. Seller shall be responsible for and shall pay (i) the cost to prepare the Survey in accordance with the Survey Requirements,
     (ii) the State of Michigan, Ingham County and City of Lansing transfer taxes and/or documentary stamps (the "Transfer Taxes") owed in connection with the Deed (and Seller and Purchaser shall timely execute and deliver such forms and returns as are necessary in connection therewith), (iii) the base premium for the owner's title insurance policy to be issued to Purchaser at Closing (the "Title Policy"), and (iv) the cost of recording fees for documents that are recorded to clear title exceptions. Purchaser shall be responsible and pay for (1) all costs of any and all endorsements to the Title Policy (except for endorsements to insure over exceptions to title which are not Permitted Exceptions in the event that Seller elects to obtain such endorsements, the cost of which endorsements, if any, shall be paid by Seller), (2) all recording charges for recording the Deed, (3) all additional costs for the Survey for work that goes beyond the scope of the Survey Requirements, and (4) all of Purchaser's due diligence costs, including without limitation, any fees and expenses of environmental consultants, engineers and any other consultants. Seller and Purchaser shall each pay one-half (1/2) of all escrow fees, whether or not the Closing occurs. In addition, Purchaser and Seller shall each be responsible for the fees of their respective attorneys.

     E. Possession. Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject only to the Permitted Exceptions.

5.   CASUALTY LOSS AND CONDEMNATION
     ------------------------------

     If, prior to Closing, the Property or any part thereof shall be taken by eminent domain or condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event that either: (i) the reasonable cost to restore the Property due to such damage or destruction is greater than One Million Dollars ($1,000,000) (a "Material Casualty"), or (ii) any material portion of the Office Buildings are taken or condemned (a "Material Condemnation"), then Purchaser shall have the option to terminate this Agreement by delivery of its written termination notice to Seller within fifteen (15) days of Seller's written notice thereof. If (a) the aforementioned casualty is not a Material Casualty, (b) the aforementioned taking or condemnation is not a Material Condemnation, or (c) Purchaser does not elect to terminate this Agreement pursuant to the provisions of the preceding sentence (time being of the essence with respect to any such election), then Seller and Purchaser shall consummate the transaction contemplated by this Agreement without abatement of the Purchase Price, Seller shall keep Purchaser reasonably apprised of settlement negotiations and Purchaser shall be entitled during the period following the Inspection Period and prior to Closing to approve the terms of any property insurance settlement, such approval not to be unreasonably withheld or delayed, and to receive at Closing the taking, condemnation or property insurance proceeds (or an assignment of the right to such proceeds) (less any amounts applied against costs incurred or income lost by Seller as a result of such occurrence) plus a credit against the Purchase Price in the amount of any uninsured loss (as to property only) and any deductible payable by Seller under applicable property insurance, and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items. If Purchaser elects to terminate this Agreement pursuant to the provisions of this Section 5 and Purchaser is not in default under this Agreement, the Earnest Money shall be returned to Purchaser by the Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement except those rights and obligations which expressly survive termination of this Agreement as provided herein and Seller's rights under the Confidentiality Agreement (as defined in Section 8(A) below).

6.   BROKERAGE
     ---------

     Seller, pursuant to a separate written agreement (the "Broker Agreement"), is obligated to pay upon Closing (but not otherwise) a brokerage commission to Holmes Barile Realty Advisors, Inc. ("Broker") for services rendered in connection with the sale and purchase of the Property. Seller shall indemnify and hold Purchaser harmless from and against any and all claims of Broker related to Seller's agreement under the Broker Agreement to pay Broker a commission in connection with the purchase and sale of the Property, including, without limitation, reasonable attorneys' fees and expenses incurred by Purchaser in connection with such claim. Purchaser represents and warrants to Seller that Purchaser does not have any agreement with any broker or finder in connection with the Property. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all brokers and finders (other than a claim by Broker against Seller of the type described in the first sentence of this Section 6, which claim Seller shall be obligated to indemnify Purchaser against in accordance with the preceding sentence) claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, reasonable attorneys' fees and expenses incurred by the indemnified party in connection with such claim. The provisions of this Section 6 shall survive the Closing and delivery of the Deed or sooner termination of this Agreement.

7.   DEFAULT AND REMEDIES
     --------------------

     A. Seller Default. Notwithstanding anything to the contrary contained in this Agreement, if (i) Seller fails to perform in accordance with the terms of this Agreement, (ii) Purchaser is not otherwise in material default hereunder, and (iii) the Closing does not occur, then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either (x) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, or (y) upon notice to Seller not less than ten (10) days thereafter, and provided an action is filed within thirty (30) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages. Purchaser's failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (x) above. If Purchaser has elected, or is deemed to have elected, clause (x) pursuant to this Section and Seller has willfully failed to perform its material obligations under this Agreement prior to such election, Purchaser shall, in addition to the remedy contained in clause
     (x), be entitled to collect its actual out-of-pocket expenses incurred in connection with this Agreement not to exceed $20,000 from Seller.

     B. Purchaser Default. If (i) Purchaser fails to perform in accordance with the terms of this Agreement, (ii) Seller is not in material default hereunder, and (iii) the Closing does not occur, the Earnest Money may be retained by Seller as liquidated and agreed upon damages and as Seller's sole and exclusive remedy with respect thereto other than those rights that survive a termination of this Agreement as provided herein and Seller's rights under the Confidentiality Agreement. If Purchaser is required to but does not deposit with the Escrowee the Earnest Money as provided in Section 2(A)(i) above, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($200,000) shall nonetheless be recoverable by Seller from Purchaser as Earnest Money and without prejudice to Seller's other rights and remedies provided in this Agreement. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT
     (1) THE EARNEST MONEY IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO OCCUR DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE EARNEST MONEY IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE EARNEST MONEY SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES.


     PURCHASER INITIALS:                                    SELLER INITIALS:

     -------------------                                    --------------------

     C. Post-Closing Remedies. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement (including, without limitation, Section 10(P) below), have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages. The provisions of this Section 7 shall survive the Closing and delivery of the Deed or sooner termination of this Agreement.

8.   CONDITIONS PRECEDENT
     --------------------

     A. Inspection Period. There presently exists that certain confidentiality agreement dated December 3, 1997, from Broker on behalf of Seller, on the one hand, and Purchaser, on the other, as modified by that certain modification amendment dated June 15, 1998 and accepted by Purchaser on June 18, 1998 (collectively, the "Confidentiality Agreement"), a copy of which is attached hereto as EXHIBIT Q. Subject to Section 10(G) below and the provisions of the Confidentiality Agreement, Purchaser and/or its agents have had the period between June 18, 1998 and the date of this Agreement within which to inspect the Property and conduct such non-invasive, non-intrusive tests, surveys and inspections as Purchaser deemed reasonably necessary or appropriate (the "Inspection Period"). During the period between the date of this Agreement and Closing, Purchaser shall have the right to continue to inspect and enter the Property to conduct the inspections and testing described in the preceding sentence, subject to
     Section 10(G) below and the provisions of the Confidentiality Agreement. Purchaser, by its execution of this Agreement, acknowledges that it had an opportunity during the Inspection Period to inspect the Property and all Disclosures (as defined in Section 10(H) below) and make such other inquiries and investigations and obtain such reports and analyses it deemed adequate in connection with its decision to purchase the Property, and, as a result thereof, Purchaser agrees that, except as specifically set forth in this Agreement, it shall purchase the Property in its "AS IS, WHERE IS" condition, subject to ordinary wear and tear and as more particularly provided in Section 10(H) below.

     B.   Estoppel Certificates.
          ---------------------

          (i) It shall be a condition precedent to Purchaser's obligation to close the purchase and sale transaction contemplated in this Agreement that Purchaser shall have received, at Closing, estoppel certificates (individually, an "Estoppel Certificate" and collectively, the "Estoppel Certificates") dated as of a date no more than forty-five (45) days prior to Closing, from tenants occupying not less than eighty percent (80%) of the net rentable square footage of space at the Property actually leased as of the end of the Inspection Period pursuant to valid and existing Leases and in form and content as set forth herein. The Estoppel Certificates executed by tenants shall be substantially in the form of EXHIBIT G attached hereto (the "Form Tenant Estoppel Certificate"), except that an Estoppel Certificate shall be deemed an acceptable Estoppel Certificate for purposes of this Section 8(B)(i) if: (1) it contains the qualification by the tenant of any statement as being to the best of its knowledge or as being subject to any similar qualification, and/or (2) it contains any tenant objection to addressing or certifying the Estoppel Certificate to Purchaser's mortgage lender, if any, or is not addressed or certified to such mortgage lender, and/or (3) it is in a form required by the applicable Tenant's Lease (the aforesaid acceptable Estoppel Certificates to be delivered are collectively referred to as the "Required Estoppel Certificates"). If Seller does not provide Purchaser with an Estoppel Certificate from a tenant of the Property, at Closing Seller shall provide Purchaser with a copy of such tenant's Lease and all material amendments thereto certified by Seller to be, to the Actual Knowledge of Seller, true and correct and certifying that prepaid rent under such Lease will be shown on the Closing Statement.

          (ii) In the event that Seller is unable to provide to Purchaser the Required Estoppel Certificates at Closing as provided above, Purchaser may either: (x) elect not to purchase the Property, in which event this Agreement shall be null and void, the Escrowee shall promptly return the Earnest Money to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations under this Agreement, other than those rights and obligations which expressly survive termination of this Agreement and the rights and obligations under the Confidentiality Agreement; or (y) elect to purchase the Property notwithstanding Seller's inability to provide the Required Estoppel Certificates, in which event Seller shall not be obligated to provide any additional Estoppel Certificates to Purchaser after Closing. The provisions of this Section 8(B)(ii) shall survive the Closing and delivery of the Deed.

          (iii) If any Estoppel Certificates contain statements or allegations that a default or potential default exists on the part of Seller under the Lease in question and (1) the existence or the substance of such allegations or statements were contained in any Disclosures (as defined in Section 10(H) below) prior to the end of the Inspection Period, or (2) prior to the end of the Inspection Period Purchaser otherwise obtained actual knowledge of facts revealing the substance of such statements or allegations, or (3) Purchaser elects that Closing occur notwithstanding the existence of such default of potential default, then such Estoppel Certificates shall be deemed acceptable for purposes of this Section 8(B), notwithstanding the existence of such allegations or statements and Seller shall have no liability to Purchaser hereunder with respect to the existence of such allegations, statements or information. The provisions of this Section 8(B)(iii) shall survive the Closing and delivery of the Deed.

     C. Accuracy of Seller's Representations. It shall be a condition precedent to Purchaser's obligation to close the purchase and sale transaction contemplated in this Agreement that each of Seller's representations set forth in Section 9(A) below shall be true and correct in all material respects as of Closing, as modified by any Inspection Period Disclosures (as defined in Section 9(B) below) prior to the end of the Inspection Period. In the event that Seller makes any Pre-Closing Disclosures (as defined in Section 9(B) below) to Purchaser, Purchaser shall have the right to terminate this Agreement and receive the return of the Earnest Money by delivering written notice thereof to Seller on or before the earlier of Closing or the fifth (5th) business day after Purchaser receives written notice of such Pre-Closing Disclosure. If Purchaser does not terminate this Agreement pursuant to its rights under this Section 8(C), then such representations shall be deemed modified to conform them to the Inspection Period Disclosures and the Pre-Closing Disclosures. The provisions of this Section 8(C) shall survive the Closing and delivery of the Deed or sooner termination of this Agreement.

9.   SELLER'S REPRESENTATIONS AND COVENANTS
     --------------------------------------

     A. Representations. Seller represents to Purchaser that, as of the date of this Agreement:

          (i) Title to Real Property. Seller holds fee simple title to the Real Property.

          (ii) Organization; Authority. Seller is a limited partnership, duly organized and in good standing under the laws of the State of Illinois. Seller has the power and authority under Seller's partnership agreement ("Seller's Organizational Documents") to sell, transfer, convey and deliver the Property to be sold and purchased hereunder, and all action and approvals required thereunder have been duly taken and obtained in order to sell, transfer, convey and deliver the Property as aforesaid.

          (iii) No Breach. The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Seller's Organizational Documents.

          (iv) Condemnation. Seller has not received from any governmental authority any written notice of any pending condemnation or taking by eminent domain of the Property or any portion thereof.

          (v) Litigation. Except as set forth on EXHIBIT I attached hereto, Seller has not been served with written notice of any material litigation which is still pending against Seller with respect to Seller's ownership or operation of the Property which will affect the Property after Closing.

          (vi) Violations. Except as set forth on EXHIBIT H attached hereto or as set forth in the "Disclosures" (as defined in Section 10(H) below), to the "Actual Knowledge of Seller" (as hereinafter defined), Seller has not received during the immediately preceding twelve (12) months any written notice from any governmental authority of any material violation of any state or federal law, rule or regulation concerning the Property or any part thereof, which has not been cured prior to the date of this Agreement, provided that Seller makes no representation or warranty as to the Property's compliance with the American with Disabilities Act.

          (vii) Leases. There are no Leases affecting the Property other than as shown on Exhibit N, and prior to the date hereof, Seller has delivered true and correct, to the Actual Knowledge of Seller, copies of the Leases and all material amendments thereto to Purchaser.

          (viii) Tenant Improvement Costs/Leasing Commissions. There are no tenant improvement costs and/or allowances or leasing commissions for which the owner of the Property shall be responsible after Closing, other than amounts due under the construction contract with K&D listed on Exhibit C for which Purchaser shall receive a credit at Closing pursuant to Section 4(C)(i)(g).

          (ix)    Construction Contracts.  To the Actual Knowledge of Seller:
     (i) attached hereto as Exhibit S are true and correct copies of the K&D Contract and the Milestone Contract (each a "Construction Contract", and collectively, the "Construction Contracts"), (ii) there have been no material change orders or other modifications to the Construction Contracts which affect the scope or cost of the work described therein except as shown on Exhibit S, (iii) no payments have been made under the Construction Contracts, and (iv) no payments shall be due under a Construction Contract until the work described therein is completed.

          When used in this Agreement, the term "Actual Knowledge of Seller" shall mean and be limited to the actual (and not imputed, implied or constructive) current actual knowledge of Alissa Helgesen, Vice President-Dispositions of Equity Office Properties Trust, a Maryland real estate investment trust ("EOP"), and all due inquiries have been made of Ms. Helgesen by Seller in connection with the representations and warranties of Seller listed above. Notwithstanding anything herein to the contrary, Alissa Helgesen shall not (whether prior to or after Closing) have any personal liability or obligation whatsoever with respect to any matters set forth in this Agreement or with respect to any of Seller's representations herein being or becoming untrue, inaccurate or incomplete in any respect. Any knowledge or notice given to any of Seller's other agents, servants, representatives or employees shall not be imputed to Seller.

     B. Representations Remade. At Closing, Seller shall be deemed to remak and restate the representations set forth in Section 9(A) except that the representations shall be updated: (i) by Seller delivering written notice to Purchaser to reflect any fact, matter or circumstance which Seller's Chicago, Illinois representatives become aware of that would make any of Seller's representations contained in Section 9(A) untrue or incorrect in any material respect, (ii) to reflect any Disclosures prior to the Inspection Period, (iii) to reflect any statements or allegations in Estoppel Certificates that a default or potential default exists on the part of Seller under the respective Leases in question not previously disclosed to Purchaser that would otherwise make any of Seller's representations in Section 9(A) untrue in any material respect, and (iv) to reflect Purchaser's actual knowledge, prior to the end of the Inspection Period, of facts inconsistent with or different from the representations set forth herein.

     C. Survival. The representation and warranty set forth in Section 9(A)(i) shall not survive the Closing. The representations and warranties set forth in Section 9(A)(ii) through Section 9(A)(viii), subject to modifications thereto as provided in Section 9(B), shall survive the Closing and the delivery of the Deed, but only for a period of two hundred seventy (270) days thereafter, and not otherwise. Notice of any claim as to a breach of any such representations must be made to Seller prior to the expiration of such two hundred seventy (270) day period or it shall be deemed a waiver of the right to assert such claim.

     D. Defaults by tenants under Leases and vendors under Service Contracts. Seller does not represent that any particular Service Contract will be in force or effect as of the Closing or that tenants under Leases or the parties to the Service Contracts will not be in default under their respective Leases or Service Contracts, and neither the existence of any default by any tenant under its Lease nor the default of any party under any Service Contract shall affect the obligations of Purchaser hereunder; provided, however, the foregoing shall not affect the conditions contained in Sections 8(B) or 8(C) above. The provisions of this Section 9(D) shall survive the Closing and delivery of the Deed.

     E. Estoppel Certificates supersede representations. In the event that an Estoppel Certificate is received from a tenant (before or after Closing) which confirms the accuracy of the representations made in Section 9(A) (as modified as provided in Section 9(B)), then the representations in Section 9(A) (as modified as provided in Section 9(B)) shall be deemed to be superseded by such Estoppel Certificate (and, in such event, Seller shall no longer have any liability hereunder with respect to the portion of the representation superseded). The provisions of this Section 9(E) shall survive the Closing and delivery of the Deed.

10.  MISCELLANEOUS
     -------------

     A. Entire Agreement. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property. The provisions of this Section 10(A) shall survive the Closing and delivery of the Deed.

     B. No Assignment. Except for an assignment to a Permitted Assignee (as hereinafter defined), neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without the written consent of Seller, which consent may be withheld in the sole and absolute discretion of Seller. For purposes of this Agreement, the term "Permitted Assignee" shall be defined to mean a partnership, corporation or limited liability company owned or controlled by Purchaser. Upon an assignment to a Permitted Assignee such Permitted Assignee shall execute and deliver an agreement to Seller in which such Permitted Assignee assumes all of the obligations of Purchaser under this Agreement. Upon an assignment of this Agreement to a Permitted Assignee: (1) Purchaser shall not be relieved of any subsequently accruing liability under this Agreement, and (2) as used in this Agreement, the "Purchaser" shall be deemed to include such Permitted Assignee. Seller may assign or otherwise transfer its interest under this Agreement beginning on the two hundred seventy first (271st) day after the Closing Date. As used in this Agreement, the term "Seller" shall be deemed to include any assignee or other transferee of any Seller. Upon any such transfer by a Seller, such Seller shall be relieved of any subsequently accruing liability under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns. The provisions of this Section 10(B) shall survive the Closing and delivery of the Deed or sooner termination of this Agreement.

     C. Amendments. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

     D.  Time of the Essence.  Time is of the essence of this Agreement.

     E. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Michigan. The provisions of this
     Section 10(E) shall survive the Closing and delivery of the Deed or sooner termination of this Agreement.

     F. Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered (i) personally, (ii) by certified mail, return receipt requested, postage prepaid, (iii) by overnight courier (such as Federal Express), or (iv) by facsimile transmission (with a copy sent via (i), (ii) or (iii)), addressed as follows:

                1.      If to Seller:

                        c/o Equity Office Properties Management Corp. Two North Riverside Plaza
                        Suite 2200
                        Chicago, Illinois  60606
                        Telephone:  (312) 466-3595
                        Facsimile:  (312) 559-5051

                        Attention:  Alissa Helgesen

                        With a copy to:

                        Rosenberg & Liebentritt, P.C.
                        Suite 1600
                        Two North Riverside Plaza
                        Chicago, Illinois  60606
                        Telephone:  (312) 466-4577
                        Facsimile:  (312) 454-0335

                        Attention:  Daniel Acosta

                2.      If to Purchaser:

                        c/o Marc Realty
                        223 West Jackson Boulevard
                        Chicago, Illinois  60606
                        Telephone:  (312) 922-5820
                        Facsimile:  (312) 922-5826

                        Attention:  Laurence H. Weiner

                        With a copy to:

                        Barnes & Thornburg
                        200 West Madison
                        Suite 2610
                        Chicago, Illinois  60606
                        Telephone:  (312) 357-1313
                        Facsimile:  (312) 759-5646

                        Attention:  Robert Shadur

     All notices given in accordance with the terms hereof shall be deemed received (1) when delivered, if personally delivered, (2) forty-eight (48) hours after posting, if sent by certified mail, return receipt requested, postage prepaid, (3) the next business day after deposit with the courier company, if sent by overnight courier, and (4) on the day sent, if sent by facsimile transmission prior to the close of the recipient's business day. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 10(F). The provisions of this Section 10(F) shall survive the Closing and delivery of the Deed or sooner termination of this Agreement.

     G. Inspections. Purchaser's right of inspection pursuant to Section 8(A) above shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. Purchaser may contact tenants directly; provided that Purchaser shall notify Seller forty-eight (48) hours prior to any such contact so that Seller may have a representative present during such contact. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller, which consent may be withheld in Seller's sole and absolute discretion. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement, including, without limitation, its rights of inspection as provided for in
     Section 8(A) above. Except upon the written request of Seller pursuant to
     Section 10(K) below, Purchaser shall not deliver to Seller copies of any of the studies, reports, surveys or other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees, agents, representatives or contractors. The provisions of this Section 10(G) shall survive the Closing and delivery of the Deed or sooner termination of this Agreement.

     H.  As-Is Condition.    ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND
     PURCHASER'S OPPORTUNITY TO INSPECT THE PROPERTY AND EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, PURCHASER AGREES TO TAKE THE PROPERTY "AS IS" WITH ALL FAULTS AND CONDITIONS THEREON, SUBJECT TO USE, ORDINARY WEAR AND TEAR, NATURAL DETERIORATION AND SUCH OTHER MATTERS AS ARE PERMITTED BY THIS AGREEMENT. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS, INCLUDING, WITHOUT LIMITATION, THE ITEMS SET FORTH IN EXHIBIT P ATTACHED HERETO (COLLECTIVELY, THE "DISCLOSURES") PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS OR AGENTS BY SELLER, ITS AGENTS, EMPLOYEES, CONTRACTORS OR REPRESENTATIVES, CONCERNING THE PROPERTY SHALL NOT BE REPRESENTATION OR WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER SELLER NOR ITS AGENTS, EMPLOYEES, CONTRACTORS OR REPRESENTATIVE HAS MADE, AND NONE OF THEM MAKES AND EACH SPECIFICALLY DISCLAIMS ANY STATEMENTS, REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME HERETOFORE DERIVED OR TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIM ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER.

         PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM OR CONTRIBUTION, INDEMNITY OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ASSIGNS
     (A) UNDER ANY FEDERAL, STATE OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED; (B) WITH RESPECT TO, IN CONNECTION WITH OR RESULTING FROM ANY DISCHARGE, DISPOSAL, RELEASE OR ESCAPE OF ANY CHEMICAL, OR ANY HAZARDOUS OR TOXIC MATERIAL WHATSOEVER, ON, AT, TO OR FROM THE PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS OR OTHER CONDITIONS WHATSOEVER ON, UNDER OR IN THE VICINITY OF THE PROPERTY.

         THE PROVISIONS OF THIS SECTION 10(H) SHALL SURVIVE THE CLOSING AND DELIVERY OF THE DEED OR SOONER TERMINATION OF THIS AGREEMENT.

     I. Waiver of Jury Trial. In any lawsuit or other proceeding under or with respect to this Agreement, Purchaser waives any rights it may have to trial by jury. In addition, Purchaser waives any right to seek recission of the transaction provided for in this Agreement. The provisions of this Section 10(I) shall survive the Closing and delivery of the Deed or sooner termination of this Agreement.

     J. Confidentiality. Purchaser acknowledges that all information with respect to the Property obtained or developed by Purchaser, or furnished or to be furnished to Purchaser is, has been and will be so furnished on the condition that Purchaser maintain the confidentiality thereof. Accordingly, Purchaser shall, and shall cause its directors, officers and other personnel and representatives to, hold in strict confidence, and not disclose to any other party without the prior written consent of Seller:
     (i) any of the information with respect to the Property delivered to Purchaser by Seller or any of its agents, representatives or employees, or
     (ii) the existence of this Agreement or any term or condition hereof, or
     (iii) the results of any inspections or studies undertaken in connection herewith or any other information obtained or developed by Purchaser. In addition, neither Purchaser nor Purchaser's directors, officers and other personnel and representatives shall solicit offers to purchase the Property to any other party without the prior written consent of Seller. Notwithstanding the above, Purchaser may disclose such information to individuals or entities necessary for Purchaser to consummate the transaction contemplated herein (such as investors, lenders, engineers, attorneys, prospective management companies, environmental consultants, accountants and tax advisors) and as required by law. Purchaser shall, with respect to any parties to whom the existence of this Agreement or any information with respect to the Property is disclosed, notify such parties of the existence of the Confidentiality Agreement and its applicability to any such information provided to any such parties. In the event the Closing does not occur and this Agreement is terminated, Purchaser shall, upon written request by Seller, promptly return to Seller all copies of all such information without retaining any copy thereof or extract therefrom. Purchaser's obligations under this Section 10(J) shall survive any termination of this Agreement. Purchaser's obligations under this Section 10(J) shall terminate and be of no further force and effect if the Closing occurs hereunder.

     K. Reports. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's written request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing. The provisions of this
     Section 10(K) shall survive any termination of this Agreement.

     L.  New Leases.  Seller and Purchaser further agree as follows:

               1. From and after the date of this Agreement through the Closing, Seller shall promptly deliver, as applicable, to Purchaser for review (a "New Lease Notice") a copy of any proposed New Lease. During the period between the date of this Agreement and Closing, Purchaser shall have the right (exercisable in its reasonable discretion) to approve or disapprove of any New Lease by responding in writing to Seller's New Lease Notice within five (5) days after Purchaser's receipt of the New Lease Notice. If Purchaser fails to approve or disapprove of such New Lease within such five (5) day period, Purchaser shall be deemed to have conclusively approved of such New Lease. In the event that Purchaser reasonably disapproves of such New Lease within such five (5) day period, Seller shall not enter into such New Lease. If Seller enters into such a New Lease after Purchaser reasonably disapproves of such New Lease as provided in the preceding sentence, then Purchaser shall have the right, within five (5) days after Purchaser's receipt of written notice of Seller's entering into such New Lease, to terminate this Agreement. If Purchaser does not so terminate this Agreement, Purchaser shall be deemed to have conclusively approved of such New Lease. If Purchaser elects to terminate this Agreement pursuant to the provisions of this Section 10 (L)(1) and Purchaser is otherwise entitled hereunder to return of the Earnest Money, the Earnest Money shall be returned to Purchaser by the Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement except those rights and obligations which expressly survive termination of this Agreement as provided herein and Seller's rights under the Confidentiality Agreement (as defined in Section 8(A) above).

               2. All tenant improvement costs and/or allowances and leasing commissions relating to New Leases entered into by Seller between the date of this Agreement and prior to Closing which Purchaser approves (or is deemed to approve) in accordance with Section 10(L)(1) above, shall be prorated in accordance with Section 4(C)(i)(c) above.

     M. Reporting Person. Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Escrowee to execute at Closing, a Designation Agreement, designating Escrowee as the reporting person with respect to the transaction contemplated by this Agreement.

     N. Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain signatures of fewer than all of the parties but all of which taken together shall constitute a single instrument.

     O. No Recording. Neither this Agreement nor a memorandum thereof shall be recorded against the Property.

     P. Limitation of Liability. Purchaser acknowledges and agrees that any recovery against Seller that Purchaser may be entitled to as a result of any claim, demand or cause of action that Purchaser may have against Seller with respect to this Agreement and the transactions contemplated herein shall only be recoverable against Seller in an amount not in excess of Five Hundred Thousand ($500,000.00). The provisions of this Section 10(P) shall survive the Closing and the delivery of the Deed.

     Q. Conflict. In the event of a conflict between the terms and provisions of the Confidentiality Agreement and this Agreement, the terms and provisions of this Agreement shall control.

     R. No survival unless specifically provided. Except as specifically provided for in this Agreement, the rights, obligations, representations, warranties, covenants and agreements of the parties set forth in this Agreement shall not survive the Closing or any termination of this Agreement.

     S. No third-party beneficiaries. Except as specifically provided herein, no third parties shall have the benefit of any of the provisions of this Agreement, nor is this Agreement made with the intent that any person or entity other than Seller and Purchaser shall rely hereon.

     T. Letter of Intent. Effective as of the date of this Agreement, the Letter of Intent is terminated and of no further force and effect.

     U. Potential Mechanic's Liens related to Tenant Buildout. Should the timing and/or scope of work to be performed by the lessor under Leases and/or New Leases require Seller to enter into contracts with contractors or other parties during the period between expiration of the Inspection Period and Closing in order to comply with the lessor's obligations under such Leases and/or New Leases and the work performed under such contracts will not be completed prior to Closing, Seller shall promptly submit the proposed contract with such contractor or other parties to Purchaser for its approval. Purchaser shall have the right (exercisable in its reasonable discretion) to approve or disapprove of such contract. If Purchaser fails to approve or disapprove of such contract within five (5) days after its receipt of same, Purchaser shall be deemed to have conclusively approved of such contract. In the event Purchaser reasonably disapproves of such contract within such five (5) day period, Seller shall not enter into such contract. If Seller enters into such contract after Purchaser reasonably disapproves of such contract as provided in the preceding sentence, then Purchaser shall have the right, within five (5) days after Purchaser's receipt of written notice of Seller's entering into such contract, to notify Seller in writing as to whether or not it will elect to terminate the Agreement due to Seller entering into such contract. Upon Seller's receipt of written notice from Purchaser of Purchaser's intent to terminate the Agreement as permitted under the preceding sentence, Seller shall have five (5) days to terminate such contract so as to result in no liability to Purchaser after Closing under such contract and, in the event that Seller so terminates such contract within such five (5) day period, Purchaser shall not be permitted to terminate the Agreement due to Seller entering into such contract. If Seller does not terminate the contract as provided above within the five (5) day period, then, if Purchaser is otherwise entitled hereunder to return of the Earnest Money, the Earnest Money shall be returned to Purchaser by the Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement except those rights and obligations which expressly survive termination of this Agreement as provided herein and Seller's rights under the Confidentiality Agreement (as defined in Section 8(A) above). If a contract approved under this Section 10(U) requires that Seller pay any amounts under such contract prior to Closing, Seller shall pay such amounts (and such amounts shall be prorated between Purchaser and Seller as provided in Sections 4(C)(i)(c) and 4(C)(i)(d) above). At Closing, Purchaser shall assume the obligations of Seller under all contracts approved under this Section 10(U) and all Service Contracts with respect to construction, including the obligation for payment of all amounts owed under such contracts and Service Contracts after Closing. If any such approved contract(s) and/or Service Contracts result in work for which the provider or subcontractor thereunder may obtain a lien against the Property if such work is not paid for and Purchaser is obligated to pay for such work as provided in the preceding sentence, then the "Permitted Exceptions" shall be deemed to include any potential liens and related notices of commencement as a result thereof. The provisions of this Section 10(U) shall survive the Closing and delivery of the Deed.

     V. Operation of Property. Between the date of this Agreement and the Closing Date, Seller shall operate the Property in the normal course of Seller's business and maintain the Property in the same condition as of the date of this Agreement, ordinary wear and tear excepted and subject to
     Section 5 above. Notwithstanding anything in the preceding sentence to the contrary, in no event shall Seller be required to make any capital improvements to the Property, or expend, in the aggregate, in excess of $25,000 for repairs (the extent and scope of which shall be determined by Seller in its reasonable discretion).

     W. Tenant SNDAs. Purchaser's mortgage lender has requested that certain tenants execute, prior to Closing, a subordination, non-disturbance and attornment agreement (each, an "SNDA" and collectively, the "SNDAs") in the form provided by such lender. Seller will permit Purchaser to provide an SNDA to each such tenant, subject to the following: (i) Purchaser shall only be permitted to send an SNDA to a tenant after Purchaser has confirmed to Seller, in writing, that it has received the Estoppel Certificate executed by such tenant and that such Estoppel Certificate satisfies the provisions of Section 8(B) of this Agreement with respect to such tenant's Lease; and (ii) Purchaser hereby acknowledges and agrees that Seller is permitting Purchaser to provide the SNDAs to such tenants solely as a courtesy to Purchaser and the receipt of the SNDAs in the form provided to each of the tenants or in any other form is not a condition precedent to Closing.

     X. Parking Lot Repairs. Seller shall before the Closing Date expend up to $8,000 to stripe and seal the parking lots for the Property.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

                          SELLER:

                          FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP, an Illinois limited partnership

                          By: First Lansing Associates ("Lansing Associates"), an Illinois joint venture, as General Partner

                               By: First Capital Institutional Real Estate, Ltd.-2 ("FCIRE-2"), a Florida limited partnership, a joint venturer

                                    and

                                    First Capital Institutional Real Estate,
                                    Ltd.-3 ("FCIRE-3"), a Florida limited
                                    partnership, a joint venturer

                                    By:  First Capital Financial Corporation,
                                         formerly known as First Capital
                                         Properties Corporation, as General
                                         Partner of FCIRE-2 and FCIRE-3

                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________

                          Date:_______________________

                          PURCHASER:

                          LANSING MARC L.L.C., a Michigan limited liability company

                          By:________________________________________________
                          Name:______________________________________________
                          Its:_______________________________________________


                          Date:______________________________________________

                                LIST OF EXHIBITS
                                ----------------

                         A - Legal Description
                         B - Permitted Exceptions
                         C - Service Contracts
                         D - Joint Order Escrow Agreement
                         E - Assignment and Assumption of Leases
                             and Security Deposits
                         F - Assignment and Assumption of Service Contracts G - Form Tenant Estoppel Certificate
                         H - Notice of Violations of Law
                         I - List of Litigation
                         J - Bill of Sale
                         K - Tangible Personal Property
                         L - Notice Letter to Tenants
                         M - Notice Letter to Vendors
                         N - Rent Roll
                         O - OSHA Letter
                         P - Environmental Reports
                         Q - Confidentiality Agreement
                         R - Quit Claim Assignment of Permits and General
                             Intangibles
                         S - Construction Contracts
                         T - Survey Requirements
                         U - Survey Certification

                         Note: All capitalized terms not defined in the following exhibits shall have the same meaning ascribed to them in the Agreement.

                                   EXHIBIT A
                               LEGAL DESCRIPTION
                               -----------------


Parcel 1
--------

Lots 9, 10, 11, 12 and 13, HOLIDAY PLAZA, according to the plat thereof recorded in Liber 27 of plats, page 32, Ingham County Records.

Parcel 2
--------

Lots 2, 3, 4, 5, 6, 7, and 8, HOLIDAY PLAZA, according to the plat thereof recorded in Liber 27 of plats, page 32, Ingham County Records.

Parcel 3
--------

Lot 1, LONG COMMERCE PARK, a subdivision on part of the Southwest 1/4 of Section 10, Town 3 North, Range 2 West, City of Lansing, Ingham County, Michigan, according to the plat thereof recorded in Liber 30 of plats, pages 13 and 14, Ingham County Records, EXCEPT that part of Lot 1 said LONG COMMERCE PARK described as commencing at the Southeast corner of said Lot 1, thence running South 82 degrees 16 minutes 46 seconds West 211.08 feet along the South line of said Lot; thence North 0 degrees 50 minutes East 30.0 feet; thence South 89 degrees 33 minutes East 0.40 feet; thence South 0 degrees 29 minutes 17 seconds West 23.35 feet; thence South 89 degrees 30 minutes 43 seconds East 15.40 feet; thence North 0 degrees 29 minutes 17 seconds East 24.08 feet, thence South 89 degrees 30 minutes 43 seconds East 89.0 feet; thence North 59 degrees 39 minutes 17 seconds East 87.69 feet to the Easterly line of said Lot 1, thence Southeasterly 53.80 feet along the arc of a 3,820.85 foot radius curve to the left whose chord bears South 31 degrees 40 minutes 48 seconds East 53.80 feet to the point of beginning.

Parcel 4
--------

Lots 3, 4, 5 and 6, LONG COMMERCE PARK, according to the plat thereof recorded in Liber 30 of plats, pages 13 and 14, Ingham County Records.

                                   EXHIBIT B

                             PERMITTED EXCEPTIONS
                             --------------------


1.  Acts of Purchaser, and those claiming by, through and under Purchaser.

2.  General and special taxes and assessments not yet delinquent.

3.  Rights of tenants under the Leases.

4. Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5. Any adverse claim to any portion of the Property which has been created by artificial means or has accreted to any such portion so created and riparian rights, if any.

6. Those matters which are set forth in the Title Commitment and Survey which are (i) not objected to by Purchaser, or (ii) waived by Purchaser pursuant to the provisions of Section 3(C) of this Agreement.

                                   EXHIBIT C
                      HOLIDAY OFFICE PARK NORTH AND SOUTH
                               SERVICE CONTRACTS
                               -----------------


--------------------------------------------------------------------------------
                  VENDOR NAME                  TYPE OF SERVICE
--------------------------------------------------------------------------------

                                   EXHIBIT D
                         JOINT ORDER ESCROW AGREEMENT
                         ----------------------------


     Exhibit D follows this page

                                   EXHIBIT E

                           ASSIGNMENT AND ASSUMPTION
                        OF LEASES AND SECURITY DEPOSITS
                        -------------------------------


     THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS (this "Assignment") is entered into as of the ______________ day of __________, 1998, by and between FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP, an Illinois limited partnership ("Assignor"), having offices at Two North Riverside Plaza, Chicago, Illinois 60606, and ______________________, a __________
("Assignee"), with an office at _____________________.

     1. Property. The "Property" shall mean the real property located in the City of Lansing, County of ___________, State of Michigan, legally described in EXHIBIT A attached to this Assignment, together with all of Assignor's right, title and interest in and to the building, structures and other improvements located thereon, and commonly known as "Holiday Office Park North and South".

     2. Leases. The "Leases" shall mean all leases affecting the Property, or any part thereof, which leases are listed on EXHIBIT B attached hereto. "Lease" shall mean any one of the Leases.

     3. Security Deposits. "Security Deposits" shall mean all unapplied security deposits held by Assignor under the Leases that are set forth on EXHIBIT C attached hereto.

     4. Contract. "Contract" shall mean that certain Real Estate Sale Agreement dated _______________, 1998 by and between Assignor, as Seller, and ____________________, as Purchaser, for the purchase and sale of the Property.

     5. Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee the entire right, title and interest of Assignor in and to the Leases and the Security Deposits as applicable to the period from and after the date hereof.

     6. Assumption. Assignee hereby assumes all of the covenants, agreements and obligations of Assignor under or in connection with the Leases as applicable to the period from and after the date hereof, and Assignee further assumes all liability of Assignor for the proper refund or return of the Security Deposits and the interest on the Security Deposits if, when and as required by the Leases or otherwise by law. In addition, Assignee agrees to pay (i) in accordance with
Section 4(C)(i)(c) of the Contract, the brokerage fees, brokerage or leasing commissions and tenant improvements costs and/or allowances payable in connection with the New Leases (as defined in the Contract) set forth on EXHIBIT D attached hereto or as otherwise described in such exhibit; and (ii) in accordance with Section 4(C)(i)(d) of the Contract, all brokerage fees, leasing commissions, tenant improvement costs and/or allowances payable in connection with the Leases set forth on EXHIBIT E attached hereto or as otherwise described on such exhibit and not paid as of the date hereof.

     7. Enforcement. If Assignor or Assignee must resort to a court of law or equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorney's fees and expenses of the prevailing party.

     8. Third Parties. Except as set forth in Section 10 of this Assignment, no third party shall have the benefit of any of the provisions of this Assignment, nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee rely hereon.

     9. Limited Liability. By accepting this Assignment, Assignee expressly understands and agrees that any recovery against Assignor that Assignee may be entitled to as a result of any claim, demand or cause of action that Assignee may have against Assignor with respect to this Assignment shall only be recoverable against Assignor as provided in Section 10(P) of the Contract.

     10. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     11. Counterparts. This Assignment may be executed in any number of identical counterparts, any or all of which may contain signatures of fewer than all of the parties but all of which taken together shall constitute a single instrument.

     12. Indemnification. Assignee hereby unconditionally, absolutely and irrevocably agrees to indemnify, defend and hold Assignor harmless of, from and against any and all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses, including, without limitation, reasonable attorneys' fees and expenses, arising out of, in connection with or accruing under the Leases with respect to the period on or after the date hereof, including, but not limited to, any such liabilities or expenses arising in connection with any of the Security Deposits, prepaid rent or other sums held by Assignee as the landlord under any of the Leases or any brokerage fees or leasing commissions which are payable with respect to the renewal or extension of any Leases by tenants accruing from and after the date hereof to the extent such Leases are set forth on EXHIBIT D or E attached hereto.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

     [signature page attached to Assignment and Assumption of Leases and
                              Security Deposits]

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

                         ASSIGNOR:

                         FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP, an Illinois limited partnership

                         By: First Lansing Associates ("Lansing Associates"), an Illinois joint venture, as General Partner

                              By: First Capital Institutional Real Estate, Ltd.-2 ("FCIRE-2"), a Florida limited partnership, a joint venturer

                                   and

                                   First Capital Institutional Real Estate,
                                   Ltd.-3 ("FCIRE-3"), a Florida limited
                                   partnership, a joint  venturer

                                   By:  First Capital Financial Corporation,
                                        formerly known as First Capital
                                        Properties Corporation, as General
                                        Partner of FCIRE-2 and FCIRE-3

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------


                                   ASSIGNEE:

                                   By:
                                       -----------------------------------------
                                   Name:
                                         ---------------------------------------
                                   Its:
                                        ----------------------------------------

                                     EXHIBITS
                                     --------

                                    A  -  Legal Description of the Property
                                    B  -  List of Leases
                                    C  -  Security Deposits
                                    D  -  New Leases
                                    E  -  T.I. and Commissions - Existing Leases

                                   EXHIBIT F
                 ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS
                 ----------------------------------------------


     THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS (this "Assignment") is entered into as of the ____ day of __________, 1997 by and between FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP, an Illinois limited partnership ("Assignor"), having offices at Two North Riverside Plaza, Chicago, Illinois 60606, and ________________, a __________ ("Assignee"), with an office at
________________________________.

     1.   Property.  The "Property" shall mean the real property located in the
City of Lansing, County of     , State of Michigan, legally described in EXHIBIT
A attached to this Assignment, together with all of Assignor's right, title and interest in and to the building, structures and other improvements located thereon, and commonly known as "Holiday Office Park North and South".

     2. Contract. "Contract" shall mean that certain Real Estate Sale Agreement dated _______________, 1998 by and between Assignor, as Seller, and _________________, as Purchaser, for the purchase and sale of the Property.

     3. Service Contracts. "Service Contracts" shall mean the service contracts entered into with respect to the ownership and operation of the Property that are listed on EXHIBIT B attached to this Assignment.

     4. Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee the entire right, title and interest of Assignor in and to the Service Contracts as applicable to the period from and after the date hereof.

     5. Assumption. Assignee hereby assumes all of the covenants, agreements and obligations of Assignor under or in connection with the Service Contracts as applicable to the period from and after the date hereof.

     6. Enforcement. If Assignor or Assignee must resort to a court of law or equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorney's fees and expenses of the prevailing party.

     7. Third Parties. Except as set forth in Section 10 of this Assignment, no third party shall have the benefit of any of the provisions of this Assignment, nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee shall rely hereon.

     8. No Representations or Warranties. This Assignment shall not be construed as a representation or warranty by Assignor as to the transferability of the Service Contracts, and Assignor shall have no liability to Assignee in the event that any or all of the Service Contracts (i) are not transferable to Assignee or (ii) are canceled or terminated by reason of this assignment or any acts of Assignee.

     9. Limited Liability. By accepting this Assignment, Assignee expressly understands and agrees that any recovery against Assignor that Assignee may be entitled to as a result of any claim, demand or cause of action that Assignee may have against Assignor with respect to this Assignment shall only be recoverable against Assignor as provided in Section 10(P) of the Contract.

     10. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     11. Counterparts. This Assignment may be executed in any number of identical counterparts, any or all of which may contain signatures of fewer than all of the parties but all of which taken together shall constitute a single instrument.

     12. Indemnification. Assignee hereby unconditionally, absolutely and irrevocably agrees to indemnify, defend and hold Assignor harmless of, from and against any and all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses, including, without limitation, reasonable attorneys' fees and expenses, arising out of, in connection with or accruing under the Service Contracts which are applicable to the period on and after the date hereof.



              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

  [signature page attached to Assignment and Assumption of Service Contracts]


     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.


                         ASSIGNOR:


                         FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP, an Illinois limited partnership

                         By: First Lansing Associates ("Lansing Associates"), an
                             Illinois joint venture, as General Partner

                             By: First Capital Institutional Real Estate, Ltd.-2
                                 ("FCIRE-2"), a Florida limited partnership, a joint venturer

                                 and

                                 First Capital Institutional Real Estate, Ltd.-3 ("FCIRE-3"), a Florida limited partnership, a joint venturer

                                 By: First Capital Financial Corporation,
                                     formerly known as First Capital Properties
                                     Corporation, as General Partner of FCIRE-2
                                     and FCIRE-3

                                     By:______________________________________
                                     Name:____________________________________
                                     Its:_____________________________________


                         ASSIGNEE:

                         By:______________________________
                         Name:____________________________
                         Title:___________________________


                                    EXHIBITS
                                    --------

                         A  -  Legal Description of Property
                         B  -  Service Contracts

                                   EXHIBIT G
                        FORM TENANT ESTOPPEL CERTIFICATE
                        --------------------------------


First Capital Lansing Properties Limited Partnership
c/o Equity Office
Two North Riverside Plaza
Suite 2200
Chicago, Illinois  60606
Attention: Ms. Alissa Helgesen

Lehman Brothers Holdings Inc.,
its successors and assigns
3 World Financial Center
200 Vesey Street
New York, NY 10285

Lansing Marc L.L.C.
c/o Marc Realty
223 West Jackson Boulevard
Chicago, Illinois 60606

     Re: Confirmation of Lease Agreement for premises at [insert address] (the "Premises") forming part of [insert name of center] (the "Property")

Ladies and Gentlemen:

     At the request of First Capital Lansing Properties Limited Partnership, an Illinois limited partnership ("Landlord"), the undersigned hereby certifies to you and agrees as follows recognizing that you will rely on the information contained herein:

     1. The undersigned is the tenant under a lease dated __________, 19___ for premises located at ______________________________, as amended by the following amendments (the "Lease"):


     If no amendments are listed, the undersigned certifies that the Lease has not been amended.

     2. The Lease is in full force and effect and has not been amended, modified, supplemented or superseded (except as specifically stated above), and together herewith constitutes the entire agreement between the undersigned and Landlord with respect to the Premises. There is no other agreement (except for the agreements contained herein) between the undersigned and the Landlord with respect to the Premises or any other space at the Property.

     3. Neither the undersigned nor the Landlord is in default under the Lease. There is no defense, offset, claim, or counterclaim by or in favor of the undersigned against Landlord under the Lease or against the obligations of the undersigned under the Lease.

     4. The undersigned has not received notice and is not aware of any prior transfer, assignment, hypothecation or pledge by Landlord or of any of Landlord's interest in the Lease, except to Lehman Brothers Holdings Inc.

     5. The monthly base or minimum rent due under the Lease is ____________________ and has been paid through _______________, 19__ and all additional rent due under the Lease has been paid through ____________, 19__.

     6. There are no actions, voluntary or otherwise, pending or, to the best knowledge of the undersigned, threatened against the undersigned under the bankruptcy, reorganization, moratorium or similar laws of the United States, any state thereof or any other jurisdiction.

     7. The undersigned has accepted possession, and taken occupancy of, the Premises; the term of the Lease has commenced; the undersigned has commenced the payment of rents for all space subject to the Lease; and the expiration date of the Lease is ___________________.

     8. All work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any work performed by Landlord or the undersigned have been paid in full.

                              Very truly yours,


                              ______________________, Tenant



                              By:_____________________________________
                                 Name:
                                 Title:


                              Date: ____________________, 1998

                                   EXHIBIT H
                         NOTICES OF VIOLATIONS OF LAWS
                         -----------------------------

                                      None

                                   EXHIBIT I
                              LIST OF LITIGATION
                              ------------------


                                      None

                                   EXHIBIT J
                                 BILL OF SALE
                                 ------------

                         SPECIAL WARRANTY BILL OF SALE
                         -----------------------------


     THIS SPECIAL WARRANTY BILL OF SALE (this "Bill of Sale") is executed as of the ____ day of _________, l998, by FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP, ("Seller"), having offices at Two North Riverside Plaza, Chicago, Illinois 60606, in favor of __________________, a __________ ("Purchaser"), with an office at ___________________________________________.

     l. Property. The "Property" shall mean the real property located in the City of Lansing, Michigan, legally described in EXHIBIT A attached to this Bill of Sale, together with all of Seller's right, title and interest in and to the building, structures and other improvements located thereon, and commonly known as "Holiday Office Park North and South".

     2. Personal Property. The "Personal Property" shall mean the Tangible Personal Property as defined in that certain Real Estate Sale Agreement dated the ___ day of _____________, 1998 (as amended, the "Contract"), by and between Seller and ____________ with respect to the purchase and sale of the Real Property and other property as described therein, as such Personal Property is more particularly described on attached EXHIBIT C.

     3. Sale. For good and valuable consideration received by Seller, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns and transfers the Personal Property to Purchaser free of any liens or encumbrances other than those matters set forth on EXHIBIT B attached hereto (the "Permitted Exceptions"). Seller covenants and agrees to warrant specially and forever defend title to the Personal Property unto Purchaser against all and every person or persons lawfully claiming the whole or any part thereof by, through or under Seller, and none other, but subject in any event to the Permitted Exceptions. Except as set forth in the two (2) preceding sentences, Seller makes no warranties or representations as to the Personal Property. The Personal Property is transferred "AS IS, WHERE IS" and ALL WARRANTIES OF QUALITY, FITNESS AND MERCHANTABILITY ARE HEREBY EXCLUDED.

     4. Limited Liability. By accepting this Bill of Sale, Purchaser expressly understands and agrees that any recovery against Seller that Purchaser may be entitled to as a result of any claim, demand or cause of action that Purchaser may have against Seller with respect to this Bill of Sale shall only be recoverable against Seller as provided in Section 10(P) of the Contract.

     IN WITNESS WHEREOF, Seller has executed this Bill of Sale the day and year first above written.

                         SELLER:

                         FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP, an Illinois limited partnership

                         By: First Lansing Associates ("Lansing Associates"), an
                             Illinois joint venture, as General Partner

                             By: First Capital Institutional Real Estate, Ltd.-2
                                 ("FCIRE-2"), a Florida limited partnership, a joint venturer

                                 and

                                 First Capital Institutional Real Estate, Ltd.-3 ("FCIRE-3"), a Florida limited partnership, a joint venturer

                                 By: First Capital Financial Corporation,
                                     formerly known as First Capital Properties
                                     Corporation, as General Partner of FCIRE-2
                                     and FCIRE-3

                                     By:_______________________________________
                                     Name:_____________________________________
                                     Its:______________________________________

                                   EXHIBIT K
                          TANGIBLE PERSONAL PROPERTY
                          --------------------------

                                   EXHIBIT L
                                   ---------

                           NOTICE LETTER TO TENANTS
                           ------------------------

           [Letterhead of Equity Office Properties Management Corp.]


                               NOTICE TO TENANTS

                             ______________, 1998


     Re: Holiday Office Park North and South, Lansing, Michigan (the "Property")

Dear Tenant:

     This is to notify you that the Property has been sold to _____________________, and that ________________________ has been retained by the new owner as managing agent of the building.

     Any security or other deposits and any prepaid rents under your lease have been transferred to the new owner.

     Effective immediately, all rental payments, notices to the Landlord, and correspondence pursuant to your lease should be mailed to the following address:

     Rents:                                 Notices:

     __________________________________     ___________________________________
     __________________________________     ___________________________________
     __________________________________     ___________________________________
     Attention: _______________________

     Additionally, please have new Certificates of Insurance issued naming ____________________ as an additional insured. Please deliver said Certificate to new owner at the "Notices" address set forth above.

                              Very truly yours,

                              EQUITY OFFICE PROPERTIES MANAGEMENT CORP., a
                              Delaware corporation, as agent


                              By:__________________________________________
                              Name:________________________________________
                              Its:_________________________________________